C L I F F O R D	LIMITED LIABILITY PARTNERSHIP

C H A N C E	EXECUTION COPY

EUR 37,500,000

FACILITY AGREEMENT

dated 29 July 2005

for

PRODUKCIJA PLUS STORITVENO PODJETJE D.O.O.

as Borrower

CME MEDIA ENTERPRISES B.V.

as Guarantor

arranged by

ING BANK N.V.

with

ING BANK N.V.

acting as Agent and Security Agent

THE FINANCIAL INSTITUTIONS MENTIONED HEREIN

as Original Lenders

REVOLVING FACILITY AGREEMENT

33.	Partial Invalidity	79

34.	Remedies And Waivers	79

35.	Amendments And Waivers	79

36.	Counterparts	80

37.	Governing Law	81

38.	Enforcement	81

Schedule 1 THE ORIGINAL LENDERS		82

Schedule 2 CONDITIONS PRECEDENT		83

Schedule 3 REQUESTS		86

Schedule 4 MANDATORY COST FORMULAE		87

Schedule 5 FORM OF TRANSFER CERTIFICATE		89

Schedule 6 FORM OF COMPLIANCE CERTIFICATE		91

Schedule 7 LMA FORM OF CONFIDENTIALITY UNDERTAKING		92

Schedule 8 TIMETABLES		96

THIS AGREEMENT is dated 29 July 2005 and made between:

(1)	PRODUKCIJA PLUS STORITVENO PODJETJE D.O.O. (the "Borrower");

(2)	CME MEDIA ENTERPRISES B.V. (the "Guarantor");

(3)	ING BANK N.V. as mandated lead arranger (the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(5)	ING BANK N.V. as security agent for the Finance Parties (the "Security Agent"); and

(6)	ING BANK N.V. as agent of the other Finance Parties (the "Agent")

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Acceptable Bank" means:

(a)	each of Bank Austria Creditanstalt d.d. Ljubljana and Nova Ljubljanska banka d.d., Ljubljana; or

(b)	any other bank or financial institution approved by the Agent.

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this agreement including all of its Schedules.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the day which falls one Month before the Termination Date.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)
in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, The Netherlands, Ljubljana, Slovenia and any TARGET Day.

"Business Plan" means the five-year business plan of the Borrower and the Material Companies.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Rating Ltd or P-1 or higher by Moody's Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Security Documents).

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"CME Group" means CME Ltd. and its direct and indirect Subsidiaries.

"CME Ltd." means Central European Media Enterprises Ltd. a company organised under the laws of Bermuda.

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"EURIBOR" means, in relation to any amount to be advanced to, or owing by, an Obligor under the Finance Documents in euro on which interest for a given period is to accrue:

(a)
the percentage rate per annum equal to the offered quotation which appears on the page of the telerate screen which displays the rate of the Banking Federation of the European Union for the euro (being currently page 248) for such period as of 11.00 a.m. (Brussels time) on the Quotation Day for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Agent, after consultation with the Lenders and the Borrower, shall select; or

(b)
if no quotation for the euro for the relevant period is displayed and the Facility Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount and for such period as of 11.00 a.m. (Brussels time) on the Quotation Day.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Existing Facility" means the Loan Agreement No. 06/02-SIN, dated December 16, 2002, between the Borrower as borrower, Bank Austria Creditanstalt d.d. Ljubljana and Nova Ljubljanska Banka d.d., Ljubljana as the lenders and Bank Austria Creditanstalt d.d. as the agent.

"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Fee Letter, each of the Security Documents and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Arranger, the Security Agent or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale, advance or deferred purchase agreement) having the commercial effect of a borrowing, excluding for the avoidance of doubt, any amount payable for the purchase of programming as set forth in the Business Plan;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares issued with a redemption date prior to the Termination Date; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"GAAP" means generally accepted accounting principles in the United States.

"Group" means the Guarantor, the Borrower and the Material Companies.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Indenture" means the indenture dated 5 May 2005 among CME Ltd. as issuer, Central European Media Enterprises N.V. and the Guarantor as subsidiary guarantors and JPMorgan Chase Bank N.A., London Branch as trustee, transfer agent, principal paying agent and security trustee, and J.P. Morgan Bank Luxembourg S.A. as registrar, Luxembourg transfer and paying agent.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Kanal A" means Kanal A televizijska postaja d.o.o., Ljubljana.

"Kranjčeva Lease" means the lease agreement with number LJ31246 dated 17 March 2005 and concluded between Hypo Leasing d.o.o. as lessor and the Borrower as lessee for a term of 180 months in relation to premises situated at Kranjčeva 26, Ljubljana and with a capitalised lease value of EUR 3,465,000.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Licences" means each of the broadcasting licences for the delivery of television services issued to each of the Material Companies by the appropriate ministry in Slovenia.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means 3.60 per cent per annum, but if:

(a)	no Default has occurred and is continuing; and

(b)
the ratio of consolidated Net Debt to consolidated Broadcasting Cash Flow in respect of the most recently completed Relevant Period is within the range set out below, then the Margin shall be the percentage per annum set out opposite such range:

Ratio of Net Debt to Broadcasting Cash Flow	Margin
Greater than or equal to 3.0:1/Less than 3.5: 1	3.60 per cent per annum
Greater than or equal to 2.5:1/Less than 3.0:1	3.10 per cent per annum
Greater than or equal to 2.0:1/Less than 2.5:1	2.60 per cent per annum
Less than 2.0:1	2.10 per cent per annum

(and any reduction in the Margin shall take effect only in relation to any Loan made or Interest Period commencing on the third Business Day after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 19.2 (Compliance Certificate)). For the purpose of determining the Margin, "Net Debt", "Broadcasting Cash Flow" and "Relevant Period" shall be determined in accordance with Clause 20.1 (Financial definitions)].

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and the Material Companies taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

"Material Company" means each of Pop TV and Kanal A and "Material Companies" means both of them.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Obligors" means the Borrower and the Guarantor, and "Obligor" means either of them.

"Original Financial Statements" means:

(a)
in relation to the Borrower, its (i) audited consolidated financial statements for its financial year ended December 2004 and for the first quarter of its financial year ending December 2005 prepared in accordance with GAAP; and (ii) audited consolidated and unaudited unconsolidated financial statements for its financial year ended December 2004 prepared in accordance with SAS; and

(b)	in relation to CME Ltd., its audited consolidated financial statements for its financial year ended December 2004.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under this Agreement;

(b)	arising under any intercompany loan which is fully subordinated to this Agreement;

(c)	(prior to the first Utilisation) arising under the Existing Facility;

(d)	arising under the Kranjčeva Lease; or

(e)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed EUR 250,000 in aggregate (or its equivalent in other currencies).

"Permitted Security" means Security:

(a)	arising under this Agreement or any other Finance Document;

(b)	(prior to its release immediately following repayment of the Existing Facility) arising under the Existing Facility;

(c)	arising under the Kranjčeva Lease; or

(d)
securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraph (a), (b) or (c) above) does not exceed EUR 250,000 in aggregate (or its equivalent in other currencies).

"Pop TV" means Pop TV družba za marketing, inženiring, trgovino, svetovanje, storitve in zastopanje, d.o.o., Ljubljana

"Pro Plus Business Interest Pledge Agreement" means the Business Interest Pledge Agreement between CME Media Enterprises B.V. and the Finance Parties relating to the business interest in Produkcija Plus storitveno podjetje d.o.o. owned by CME Media Enterprises B.V.

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

"Quasi-Security" has the meaning given to it in Clause 21.3 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reduction Date" means each of the dates specified in Clause 6.2 (Reduction of Facility) as Reduction Dates.

"Reduction Instalment" means each instalment for reduction of the Loans referred to in Clause 6.2 (Reduction of Facility).

"Reference Banks" means the principal office in Amsterdam of ING Bank N.V. and the principal offices in Ljubljana of Bank Austria Creditanstalt d.d. Ljubljana and Nova Ljubljanska banka d.d., Ljubljana or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Relevant Interbank Market" means in relation to euro, the European interbank market.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clause 18.9 (No default), Clause 18.10 (No misleading information), Clause 18.12 (Pari passu ranking) and Clause 18.13 (No proceedings pending or threatened).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Loan.

"SAS" means Slovene accounting standards (Slovenski računovodski standardi) issued by the Association of Accountants, Treasurers and Auditors of Slovenia (Zveza Racunovodij, financnikov in Revizorjev Slovenijeh).

"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Finance Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

"Security Documents" means each of the documents listed as being a Security Document in Paragraph 4 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Specified Time" means a time determined in accordance with Schedule 8 (Timetables).

"Subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the earlier of (i) 60 Months after the date of this Agreement; (ii) 22 July 2010; and (iii) the date when the Borrower and the other Parties hereto have no obligations towards each other.

"Total Commitments" means the aggregate of the Commitments being EUR 37,500,000 at the date of this Agreement.

"Transaction Security" means the security created or expressed to be created pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under any of the Finance Documents.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any other applicable jurisdiction.

1.2	Construction
(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Agent", the "Arranger", the "Security Agent", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Amsterdam time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency Symbols and Definitions
"EUR" and "euro" means the single currency unit of the Participating Member States.

1.4	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a euro revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	refinancing the Existing Facility;

(b)	making loans to other members of the Group; and

(c)	the general corporate and working capital purposes of the Borrower.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTALISATION

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)
the outstandings of the Borrower (including the amount requested in the Utilisation Request) would not result in the ratio of Net Debt to Broadcasting Cash flow applicable at such time pursuant to Clause 20.2 (Financial Condition) being exceeded.

(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation five or more Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTALISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be euro.

(b)
The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of EUR 2,500,000 and an integral multiple of EUR 500,000 or if less, the Available Facility.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans
The Borrower shall repay each Loan on the last day of its Interest Period and, provided that the Borrower complies with the provisions of Clause 5.1 (Delivery of a Utilisation Request), the Borrower may refinance any maturing Loan with a Rollover Loan.

6.2	Reduction of Facility
(a)	The Total Commitments shall be reduced in instalments on each Reduction Date by an amount equal to the percentage of the Total Commitments at the date of this Agreement as set out in the table below:

Reduction Date	Reduction Instalment Percentage
12 Months after the date of this Agreement	10%
24 Months after the date of this Agreement	10%
36 Months after the date of this Agreement	10%
48 Months after the date of this Agreement	10%
60 Months after the date of this Agreement	60%

(b)
The Borrower shall ensure that sufficient Loans are repaid on a Reduction Date to the extent necessary so that the aggregate amount of the outstanding Loans (after that repayment) is equal to or less than the reduced amount of the Total Commitments.

(c)	Any reduction of the Total Commitments shall reduce rateably the Commitment of each Lender.

(d)
If the Borrower cancels the whole or any part of the Commitments in accordance with Clause 7.7 (Right of repayment and cancellation in relation to a single Lender) or if the Commitment of any Lender is reduced under Clause 7.1 (Illegality), then the amount of the Reduction Instalment for each Reduction Date falling after that cancellation will reduce pro rata by the amount cancelled.

(e)
If the whole or any part of the Commitments are cancelled or reduced in accordance with 7.2 (Change of shareholding), Clause 7.3 (Disposal Proceeds, Insurance Proceeds) or Clause 7.5 (Voluntary cancellation), then the amount of the Reduction Instalment for each Reduction Date falling after that cancellation or reduction will reduce in inverse chronological order by the amount cancelled or reduced.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent.

7.2	Change of shareholding
(a)
Subject to paragraph (b) below, if any change occurs in the shareholding of either the Borrower or the Guarantor from the shareholding as at the date of this Agreement as set out in Clause 18.21 (Ownership of shares):

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)
the Total Commitments shall be cancelled in full and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.

(b)
Paragraph (a) above shall not apply if a transfer occurs within the CME Group of up to 100 per cent of the shares in relation to the Borrower and 100 per cent of the shares in relation to the Guarantor and, in the case of the Borrower, in such a manner that up to 100 per cent of the shares of the Borrower remain directly or indirectly owned by the Guarantor.

7.3	Disposal Proceeds, Insurance Proceeds
(a)
The Borrower shall prepay an amount equal to Disposal Proceeds and Insurance Proceeds and any such prepayment shall be applied in prepayment of Loans (in inverse chronological order). The Commitments shall be permanently cancelled in an amount equal to the amount of any Disposal Proceeds and the amount of any Insurance Proceeds.

(b)	For the purposes of paragraph (a) above:

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the consideration receivable by the Borrower or any of its Subsidiaries (including any amount receivable in repayment of intercompany debt) for any Disposal made by the Borrower or any of its Subsidiaries except for Excluded Disposal Proceeds and after deducting:

(i)	reasonable expenses incurred by the Borrower or any of its Subsidiaries with respect to that Disposal to persons other than the Borrower or any of its Subsidiaries; and

(ii)
any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

"Excluded Disposal Proceeds" means:

(i)	the proceeds of any Disposal which is made in the ordinary course of trading of the disposing entity and on arm's length terms;

(ii)
the proceeds of any Disposal which are applied in the purchase of assets to be used in the business of the Group within 180 days of such Disposal (and the finance director of the Borrower delivers to the Agent a certificate to the effect that the proceeds of such Disposal will be applied in the purchase of assets to be used in the business of the Group and a further certificate at the end of such 180 day period as to the purchase of such assets within such 180 day period); or

(iii)
an individual Disposal where the proceeds from that Disposal are an amount less than EUR 100,000 (or its currency equivalent) and which when aggregated with the proceeds of other Disposals made in the same financial year of the Borrower do not exceed EUR 100,000 (or its currency equivalent).

"Excluded Insurance Proceeds" means any proceeds of an insurance claim which are applied within 180 days of receipt:

(i)	to meet a third party claim; or

(ii)	to the purchase of assets to be used in the business of the Group.

"Insurance Proceeds" means the proceeds of any insurance claim received by the Borrower or any of its Subsidiaries except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by the Borrower or any of its Subsidiaries to persons other than the Borrower or its Subsidiaries.

7.4	Broadcasting Cash Flow
If at any time the ratio of consolidated Net Debt to consolidated Broadcasting Cash Flow is higher than the ratio applicable at such time pursuant to Clause 20.2 (Financial Condition), the Borrower shall prepay Loans in an amount equal to the amount by which consolidated Net Debt has to be reduced to ensure that the ratio of consolidated Net Debt to Broadcasting Cash Flow is lower than or equal to the ratio applicable pursuant to Clause 20.2 (Financial Condition) as if the Loans had been prepaid at the immediately preceding date on which financial covenants are tested pursuant to Clause 20.3 (Financial Testing).

7.5	Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000) of the Available Facility without any fee or penalty. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary Prepayment of Loans
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000 and an integral multiple of EUR 500,000).

7.7	Right of repayment and cancellation in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

7.8	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)
Other than amounts prepaid pursuant to Clause 7.2 (Change of Shareholding), Clause 7.3 (Disposal Proceeds, Insurance Proceeds), or Clause 7.4 (Broadcasting Cash Flow) or unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest
On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders). In addition the Borrower may select an Interest Period of a period of less than one Month, if necessary to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

9.2	Changes to Interest Periods
(a)
Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about 11:00 (Brussels time) on the Quotation Day for the relevant Interest Period the applicable Telerate Screen is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for euro and the relevant Interest Period; or

(ii)
before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

10.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs
(a)
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee
(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate per annum which is equal to 50 per cent. of the Margin on that Lender's Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Upfront fee
The Borrower shall pay to the Agent (for its own account) an upfront fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Lender:

(i)
which is a bank or any similar financial institution (as defined for the purpose of Article 11 para 3. (iii) of the Convention between the Government of the Republic of Slovenia and the Government of the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income soon to be in force, which will supersede the existing double taxation treaty in force between the Government of the Republic of Slovenia and the Government of the Kingdom of the Netherlands (pogodba med Socialisticno federativno republiko Jugoslavijo in Kraljevino Nizozemsko o izogibanju dvojnemu obdavcevanju dohodka in premozenja s protokolom, published in the Official Gazette of SFRJ-MP st.12/82)) making an advance under a Finance Document, or

(ii)
which is a Slovenian resident which according to Article 68 para 2 pt. 3 of The Corporate Tax Law ((Zakon o davku od dohodkov pravnih oseb), as published in the Official Gazette of the Republic of Slovenia, No. 40/2004, 139/04, as amended) informed the Borrower of its tax number.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Republic of Slovenia from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of (i) any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority; or (ii) any Obligor neglecting any notification duties under the applicable laws.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which has given rise to the claim, which notice shall be accompanied by a reasoned statement of the basis for such claim, following which the Agent shall notify the Borrower (with a copy of the accompanying statement).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Co-operation
Each Lender and the Agent shall cooperate with the Borrower in respect of any application to the relevant revenue authorities, by the completion and execution of such certificates, claim forms or other documentation as such Lender or the Agent is reasonably able to complete and execute without incurring any liability on its part and as the Borrower may reasonably request, to enable the Borrower to obtain authorisation from the relevant revenue authorities to make interest payments in full to such Lender or the Agent without deduction or withholding tax.

12.6	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax
(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and a reasoned statement as to how such amount was determined.

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
Each Obligor shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4	Indemnity to the Security Agent
(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

provided that, in relation to (i) and (ii), such person has not acted with gross negligence or wilful misconduct.

(b)
The Security Agent may, in priority to any payment to the Finance Parties and upon written notice to the Borrower and the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

16.4	Security Agent's ongoing costs
(a)
In the event of (i) a Default or (ii) the Security Agent (acting reasonably) considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Lender to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)
If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the president for the time being of the Institute of Chartered Accountants in England and Wales (the costs of the nomination and of the investment bank being payable by the Agent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover pursuant to such obligation.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that Security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences
The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.7	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and, in the case of the Borrower, each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations and (without limiting the generality of the aforegoing), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or, in the case of the Borrower, any of its Subsidiaries' constitutional documents; or

(c)
any agreement or instrument binding upon it or, in the case of the Borrower, any of its Subsidiaries or any of its or, in the case of the Borrower, any of its Subsidiaries' assets in a manner or to an extent which could result in a liability for any of the Finance Parties.

18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect where failure to obtain or effect those Authorisations would reasonably be expected to have a Material Adverse Effect.

(c)
Each of the Licences has been issued to the respective Material Companies exclusively and each of the Material Companies has the exclusive right to benefit from, use and enjoy the rights associated with the Licence issued to it and each Licence is in full force and effect and no notice of revocation, cancellation or withdrawal thereof has been given by any relevant person and neither of the Material Companies is in breach of any of their respective obligations under the Licence issued to it.

(d)
The execution of, the exercise of rights and the performance by any member of the Group of its obligations under any of the Finance Documents will not conflict with, breach or cause any default under any of the Licences.

18.6	Governing law and enforcement
(a)
The choice of English law as the governing law of the Finance Documents (other than the Security Documents listed as being Security Documents in paragraph 4 of Schedule 2) will be recognised and enforced in its jurisdiction of incorporation except (i) to the extent that any term of the Finance Documents (other than the Security Documents listed as being Security Documents in paragraph 4 of Schedule 2) or any provision of English law applicable to the Finance Documents (other than the Security Documents listed as being Security Documents in paragraph 4 of Schedule 2) is manifestly incompatible with the public policy of the jurisdiction of incorporation of such Obligor, and (ii) that a court in the jurisdiction of incorporation of an Obligor may give effect to mandatory rules of the laws of the jurisdiction of incorporation of such Obligor or of another jurisdiction, with which the situation has a close connection, if and insofar as, under the laws of the jurisdiction of incorporation of the Obligor or that other jurisdiction, those rules must be applied irrespective of the choice of English law.

(b)
Any judgment obtained in England in relation to a Finance Document (other than the Security Documents listed as being Security Documents in Paragraph 4 of Schedule 2) will be recognised and enforced in its jurisdiction of incorporation (subject to the provisions of the EC Regulation on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters, of 22 December 2000, as amended from time to time).

18.7	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than registration of the Pro Plus Business Interest Pledge Agreement with the competent Slovenian court register and the notification of this Agreement to Banka Slovenije.

18.9	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or, in the case of the Borrower, any of its Subsidiaries or any of to which its (or, in the case of the Borrower, any of its Subsidiaries') assets are subject which would reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information
All written information supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given or as at the date (if any) at which it is stated and is not misleading in any material respect.

18.11	Financial statements
(a)
Its Original Financial Statements were prepared (i) in accordance with GAAP consistently applied in the case of the audited consolidated financial statements of the Borrower and the audited consolidated financial statements of CME Ltd.; and (ii) in accordance with SAS in the case of the audited consolidated and unaudited unconsolidated financial statements of the Borrower.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor) since the date of the Original Financial Statements.

18.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or, in the case of the Borrower, any of its Subsidiaries.

18.14	Environmental compliance
The Borrower and each of its Material Subsidiaries has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by the Borrower or any of its Material Subsidiaries or on which the Borrower or any of its Material Subsidiaries has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.15	Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrower or any of its Material Subsidiaries where that claim would be reasonably likely, if determined against the Borrower or any of its Material Subsidiaries to have a Material Adverse Effect.

18.16	Insolvency
No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 22.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group and none of the circumstances described in Clause 22.6 (Insolvency) applies to a member of the Group.

18.17	Good title to assets
It and, in the case of the Borrower, each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, the assets necessary to carry on its business as presently conducted and each of the Material Companies has good and valid title to the respective Licences.

18.18	Security and Financial Indebtedness
(a)	Save for Permitted Security, no Security or Quasi-Security exists over all or any of the

(i)	present or future assets of the Borrower or any of its Subsidiaries; or

(ii)	shares held by the Guarantor in any of its Subsidiaries.

(b)	Save for Permitted Financial Indebtedness, neither the Borrower nor any of its Subsidiaries has any Financial Indebtedness outstanding.

18.19	Ranking
The Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents and subject to the release of any security granted pursuant to the Existing Facility immediately following repayment of the Existing Facility (from the proceeds of the first Utilisation hereunder), it is not subject to any prior ranking or pari passu ranking Security.

18.20	Legal and beneficial ownership
It and, in the case of the Borrower, each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.21	Ownership of shares
As at the date of this Agreement:

(a)	CME Ltd directly owns 100% of the fully diluted issued share capital of Central European Media Enterprises N.V.;

(b)	Central European Media Enterprises N.V. indirectly owns 100% and directly owns 100% minus one share of the fully diluted issued share capital of the Guarantor;

(c)	Central European Media Enterprises N.V. directly owns 100% of Central European Media Enterprises II B.V. which owns one share of the issued share capital of the Guarantor;

(d)	the Guarantor directly owns 100% of the fully diluted issued share capital of the Borrower; and

(e)	the Borrower directly owns 100% of the fully diluted issued share capital of each of the Material Companies.

18.22	Shares
The shares of the Borrower which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights other than the rights of Igor Makovec, Nela Pucnik and Lenart Setinc to receive 0.1% each of the issued share capital of the Borrower. The constitutional documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower or any of the Material Companies (including any option or right of pre-emption or conversion) other than the abovementioned rights of Igor Makovec, Nela Pucnik and Lenart Setinc.

18.23	Repetition
The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year prepared in accordance with GAAP; and

(ii)	its unaudited unconsolidated financial statements for that financial year prepared in accordance with SAS; and

(iii)	the audited consolidated financial statements of CME Ltd. for that financial year prepared in accordance with GAAP;

(b)
as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year prepared in accordance with SAS; and

(c)	as soon as the same become available, but in any event within 40 days after the end of each quarter (other than any quarter ending on 31 December in any year) of each of its financial years:

(i)	its consolidated financial statements for that period prepared in accordance with GAAP; and

(ii)	the consolidated financial statements of CME Ltd. for that period prepared in accordance with GAAP.

19.2	Compliance Certificate
(a)
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (c)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower.

19.3	Requirements as to financial statements
(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of consolidated financial statements of the Borrower and CME Ltd. delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)
The Borrower shall notify the Agent of any change in GAAP, or the accounting practices or reference periods that would affect the calculation of the financial covenants in Clause 20 (Financial Covenants) and the Borrower (or, if appropriate, the auditors of an Obligor) shall deliver to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

19.4	Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(b)	promptly, any material notices or communications under or in relation to the Licences which could result in a revocation, suspension or withdrawal of any License;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents.

19.5	Notification of default
(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL CONVENANTS

20.1	Financial definitions
In this Clause 20:

"Available Cash" means, at any time, cash or Cash Equivalents Investments that are held by the Borrower at such time.

"Broadcasting Cash Flow" means, in respect of any Relevant Period, the total revenues of the Borrower for that Relevant Period after deducting:

(a)	the station operating expenses of the Borrower (but excluding charges for program rights amortisation) during that Relevant Period; and

(b)	cash paid for program rights during that Relevant Period.

"Debt" means, at any time, the sum of the aggregate principal amount and accreted amount of debt of the Borrower at the end of each Financial Quarter of the Borrower.

"Financial Quarter" means a period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Interest Cover" means, in respect of any Relevant Period, the ratio of Broadcasting Cash Flow to Total Interest Expenses.

"Net Debt" means, at any time, Debt minus Available Cash.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means each period of twelve months ending on the last day of the Borrower's financial year and each period of twelve months ending on the last day of each Financial Quarter of the Borrower's financial year.

"Total Interest Expenses" means, in relation to any Relevant Period the amount of all interest (including capitalised interest), commissions, discounts and other fees incurred or payable by the Borrower under or in connection with this Agreement during such Relevant Period.

20.2	Financial condition
The Borrower shall ensure that:

(a)
The ratio of consolidated Net Debt on each Quarter Date set out in Column 1 below to Broadcasting Cash Flow in respect of the Relevant Period ending on such Quarter Date shall not exceed the ratio set out in Column 2 below opposite such date.

Quarter Date	Ratio
31 March 2005	3.50
30 June 2005	3.50
30 September 2005	3.50
31 December 2005	3.50
31 March 2006	3.25
30 June 2006	3.25
30 September 2006	3.25
31 December 2006	3.25
Each Quarter Date after 31 December 2006	3.00

(b)	consolidated Interest Cover for each Relevant Period shall be not less than 4:1.

20.3	Financial testing
The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKING

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
Each Obligor shall promptly:

(a)
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document;

(b)
notify the Bank of Slovenia (Banka Slovenije) of the conclusion of this Agreement and of each Utilisation, Reduction Instalment or repayment under this Agreement to the extent required under Art. 53/I of the Slovenian Foreign Exchange Law and the Resolution on notification obligations adopted by the Bank of Slovenia (Banka Slovenije) under the Slovenian Foreign Exchange Law.

21.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge
(a)
Except as permitted under paragraph (d) below, (i) neither the Borrower nor any of its Subsidiaries shall (and the Guarantor shall ensure that none of them will) create or permit to subsist any Security over any of its assets; and (ii) the Guarantor shall not create or permit to subsist any Security over (a) any of the shares it holds in CME Romania B.V. if the aggregate Financial Indebtedness secured by such Security exceeds EUR 30,000,000 at any time; or (b) any intercompany loans made by it to any of its Subsidiaries or its Holding Company.

(b)
The Guarantor shall not sell, transfer or otherwise dispose of any of the shares it holds in any of its Subsidiaries to third parties on terms whereby they are or may be re-acquired by an Obligor or any other member of the Group.

(c)	Neither the Borrower nor any of its Subsidiaries will (and the Guarantor shall ensure that none of them will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a), (b) and (c) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	any Security over or affecting (or transaction ("Quasi-Security") described in paragraph (c) above affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(iv)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group; or

(v)	any Permitted Security.

21.4	Disposals

(a)
The Borrower and the Material Companies shall not (and the Guarantor shall ensure that none of them will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity on arm's length terms;

(ii)	of assets (other than shares, businesses, or any of the Licences) in exchange for other assets comparable or superior as to type, value and quality; or

(iii)
where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration receivable for any other sale, lease, licence, transfer or other disposal, other than any permitted under sub-clauses (i) and (ii) above) does not exceed EUR 500,000 (or its equivalent in another currency or currencies) in any financial year.

21.5	Merger
Neither the Borrower nor any of its Subsidiaries shall (and the Guarantor shall ensure that none of them will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lenders.

21.6	Change of business
The Guarantor shall procure that no substantial change is made to the general nature of the business of the Borrower or the Material Companies from that carried on at the date of this Agreement.

21.7	Maintenance of Licences
The Obligors shall ensure that each of the Licences is preserved, renewed and kept in full force and effect.

21.8	Insurance
The Borrower and its Subsidiaries shall (and the Guarantor shall ensure that such persons will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.9	Environmental Compliance
The Borrower and each of its Material Subsidiaries shall (and the Guarantor shall ensure that such persons shall) comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.10	Environmental Claims
The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower's knowledge and belief) is threatened against it or any of its Subsidiaries; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any of its Subsidiaries,

where the claim would be reasonably likely, if determined against that person, to have a Material Adverse Effect.

21.11	Taxation
The Borrower and each of its Subsidiaries shall (and the Guarantor shall ensure that each of them will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

21.12	Acquisitions
Neither the Borrower nor any of its Subsidiaries shall (and the Guarantor shall ensure that none of them will) without the prior written consent of the Lenders (such consent not to be unreasonably withheld):

(i)	acquire any company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) that is outside of the CME Group; or

(ii)	incorporate a company.

21.13	Financial Indebtedness
Neither the Borrower nor any of the Material Companies shall incur or allow to remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

21.14	Loans and Guarantees
Neither the Borrower nor any of the Material Companies shall (and the Guarantor shall ensure that none of them will) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person other than intercompany loans made by the Borrower to the Guarantor of amounts borrowed under this Agreement as envisaged in Clause 3.1 (Purpose).

21.15	Cash and Cash Equivalent Investments
The Borrower shall at all times maintain at least EUR 550,000 in cash and Cash Equivalent Investments in its bank accounts which are subject to the Transaction Security.

21.16	Arm's length basis
Neither the Borrower nor any of its Subsidiaries shall (and the Guarantor shall ensure none of them will) enter into any transaction with any person except on arm's length terms and for fair market value.

21.17	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.18	No change of ownership or control
The Guarantor shall ensure that no change occurs in the ownership of shares in any member of the Group except to the extent that a change occurs as a result of a transfer within the CME Group of up to 100 per cent of the shares in relation to the Borrower and 100 per cent of the shares in relation to the Guarantor and, in the case of the Borrower, in such a manner that up to 100 per cent of the shares of the Borrower remains directly or indirectly owned by the Guarantor.

21.19	Further assurance
(a)
Each Obligor shall (and the Obligors shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over bank accounts and intra-group indebtedness of the Borrower and the Material Companies located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Obligors shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.	EVENTS OF DEFAULTS
Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

22.2	Financial covenants and other obligations
(a)	Any requirement of Clause 20 (Financial covenants) is not satisfied.

(b)	An Obligor does not comply with any provision of any Security Document.

22.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the relevant Obligor or an Obligor becoming aware of the failure to comply.

22.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any event of default (however described) occurs under the Indenture.

(d)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(e)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than USD 25,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency
(a)
A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

22.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group.

22.9	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under any agreement subordinating intercompany debt to this Agreement is or becomes unlawful.

22.10	Repudiation
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Security.

22.11	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe would have a Material Adverse Effect.

22.12	Contracts, Licences and Insurance
(a)
Any contract which is material to the business operations of the Borrower or any of the Material Companies is (whether in whole or in part) terminated, suspended, withdrawn, revoked or cancelled (including, without limiting the generality of the foregoing, declared illegal or unenforceable or nullified by a decision of an administrative court) or otherwise expires and is not renewed prior to its expiration or otherwise ceases to be in full force and effect and such termination, suspension, withdrawal, revocation cancellation, expiry or cessation is reasonably likely to have a Material Adverse Effect;

(b)
any of the Licences is (whether in whole or in part) terminated, suspended, withdrawn, revoked or cancelled (including, without limiting the generality of the foregoing, declared illegal or unenforceable or nullified by a decision of an administrative court) or otherwise expires and is not renewed prior to its expiration or otherwise ceases to be in full force and effect;

(c)
any event occurs which is reasonably likely to give rise to such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation (being a termination, suspension, withdrawal, revocation, cancellation, expiry or cessation which would or is reasonably likely to have a Material Adverse Effect) in circumstances where the Borrower is unable to demonstrate to the reasonable satisfaction of the Lenders within 30 (thirty) days of such event occurring that such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation will not occur or that it is taking steps (agreed with the Agent) to mitigate the risk of such termination, suspension, withdrawal, revocation, cancellation, expiry or cessation; or

(d)
any term of any contract which is material to the business operations of the Borrower or any of the Material Companies, or any of the Licences or any insurance maintained in accordance with Clause 21.8 (Insurance) is amended, supplemented, superseded or waived in a manner which individually or cumulatively would or is reasonably likely to have a Material Adverse Effect, without the prior written consent of the Agent (acting upon the instruction of the Majority Lenders).

22.13	Acceleration
On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO LENDERS

23.1	Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") provided that any transfer or novation of Commitments shall be in amount of at least EUR 5,000,000.

23.2	Conditions of assignment or transfer
(a)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)
The parties to this Agreement agree that in the case of a transfer or assignment of any rights and/or obligations of any Lender under this Agreement to a third party (whether such transfer or assignment shall qualify, under the applicable law as novation (novacija) or not), the Transaction Security shall not lapse, but shall continue to secure such transferred or assigned or novated rights and/or obligations.

23.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,000.

23.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer
(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

23.6	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Disclosure of information
Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.	CHANGES TO OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent and the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Guarantor.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

25.8	Responsibility for documentation.
Neither the Agent nor the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

25.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders' indemnity to the Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality
(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders
(a)
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)
Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

25.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Transaction Security, the priority of any of the Transaction Security or the existence of any security affecting the Secured Assets.

25.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent's Management Time
Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	ROLE OF SECURITY AGENT

26.1	Trust
The Security Agent declares that it shall hold all amounts from time to time received or recovered by it pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement. Each of the Parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

26.2	No Independent Power
The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent. At all times after the request to commence enforcement has been issued by the Majority Lenders (acting through the Agent) and subject to the terms of this Agreement, the Security Agent will act on the directions of the Agent (as instructed by the Majority Lenders) who shall be entitled to give directions and do any other things in relation to the enforcement of the Transaction Security (including in connection with, but not limited to, the disposal, collection or realisation of assets subject to the Transaction Security) including (without limitation) determining the timing and manner of enforcement against any particular person or asset. The Finance Parties (other than the Security Agent) shall grant to the Security Agent such powers of attorney and authorisations (in form and substance satisfactory to the Security Agent) as may be reasonably necessary or desirable to enable the Security Agent to perform its obligations under the Finance Documents.

26.3	Security Agent's Instructions
The Security Agent shall:

(a)
unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

(b)
be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

26.4	Security Agent's Actions
Subject to the provisions of this Clause 26:

(a)
the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Finance Parties; and

(b)
at any time after receipt by the Security Agent of notice from the Agent (acting on instructions of the Majority Lenders) directing the Security Agent to exercise all or any of the rights, remedies, powers or discretions of the Finance Parties under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent (acting on instructions of the Majority Lenders), take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

26.5	Security Agent's discretions
The Security Agent may:

(a)
assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Finance Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)
if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)
engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Finance Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)
refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

26.6	Security Agent's Obligations
The Security Agent shall promptly inform the Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)
the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

26.7	Excluded Obligations
The Security Agent shall not:

(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person (including any Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

26.8	Exclusion of Security Agent's liability

Unless caused directly by its gross negligence or wilful misconduct the Security Agent shall not accept responsibility or be liable for:

(a)
the adequacy, accuracy and/or completeness of any information supplied by the Security Agent or any other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise;

(d)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

26.9	Own responsibility
It is understood and agreed by each Finance Party that at all times that Finance Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;

(b)
the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents;

(d)
the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property,

(f)	and each Finance Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

26.10	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

26.11	Insurance by Security Agent
(a)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Finance Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.

26.12	Custodians and Nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.13	Acceptance of Title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

26.14	Refrain from Illegality
The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

26.15	Business with the Obligors
The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

26.16	Releases
Upon a disposal of any of the Charged Property:

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent; or

(b)	if that disposal is permitted under the Finance Documents,

the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Finance Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

26.17	Winding up of Trust
If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents.

26.18	Perpetuity Period
The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

26.19	Powers Supplemental
The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

26.20	Trustee division separate
In acting as trustee for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent's trustee division.

26.21	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.22	Resignation of Security Agent
(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)
The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)
The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security held by the Security Agent to that successor.

(f)
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 25 (Role of the Agent and the Arranger) and this Clause 26 (Role of Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

26.23	Delegation

(a)
The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)
The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Agent may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

26.24	Additional agents
(a)
The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Agent of that appointment.

(b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

26.25	Manner of enforcement waiver
To the extent permitted under applicable law and subject to the terms of the Security Documents and Clause 31 (Application of Proceeds), each of the Finance Parties and each of the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the obligations secured by the Transaction Security is so applied.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights
(a)
On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions
(a)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 25.17 (Deduction from amounts payable by the Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments
(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below euro is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

29.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	APPLICATION OF PROCEEDS

31.1	Order of Application
All moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent on trust to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law and subject to the terms of the Security Documents, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as trustee), any Receiver or any Delegate;

(b)
in payment to the Agent, on behalf of the Finance Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 29.5 (Partial Payments);

(c)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged by law to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

31.2	Investment of Proceeds
Prior to the application of the proceeds of the Transaction Security in accordance with Clause 31.1 (Order of Application) and subject to the terms of the Security Documents, the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 31.

31.3	Currency Conversion
(a)
For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.4	Permitted Deductions
The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

31.5	Discharge of Secured Obligations
(a)
Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

31.6	Sums received by Obligors
If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause.

32.	NOTICES

32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter. Any notice sent by the Agent to the Borrower shall be sent to the Guarantor as well.

32.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each original lender, the Borrower and the Guarantor, that identified with each of their names below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or two Business Days after being couriered by a recognised overnight delivery service in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

32.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication
(a)
Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent respectively shall specify for this purpose.

32.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents
(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(iv)
the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(v)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(vi)	an increase in or an extension of any Commitment;

(vii)	a change to the Borrower or Guarantor;

(viii)	any provision which expressly requires the consent of all the Lenders; or

(ix)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 36.

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent may not be effected without the consent of the Agent, Arranger or Security Agent respectively.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints CME Development Corporation (UK branch) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Lenders

Name of Original Lender	Commitment
ING Bank N.V.	€ 17,500,000
Nova Ljubljanska banka d.d. Ljubljana	€ 10,000,000
Bank Austria Creditanstalt d.d. Ljubljana	€ 10,000,000

SCHEDULE 2

Conditions precedent

Conditions precedent to initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor and court registry abstracts for each Obligor incorporated in Slovenia dated not more than one day prior to the date of this Agreement.

(b)	A copy of a resolution of the board of directors of the Guarantor and the general assembly of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in the Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(e)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on such Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)
A legal opinion of Clifford Chance, legal advisers to the Arranger and the Agent in England and the Netherlands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Wolf Theiss, legal advisers to the Arranger and the Agent in Slovenia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Finance Documents

(c)	This Agreement executed by the members of the Group party to this Agreement.

(d)	The Fee Letter executed by the Borrower.

4.	Security Documents

4.1	At least two originals of the following Security Documents duly executed by each party thereto together with such resolutions and corporate authorisations as the Agent may require:

(a)	The Pro Plus Business Interest Pledge Agreement.

(b)
The fiduciary assignment agreement entered into by the Borrower in favour of the Finance Parties and pursuant to which the Borrower's bank accounts are assigned by way of security to the Finance Parties.

(c)	The fiduciary assignment agreement entered into by Pop TV in favour of the Finance Parties and pursuant to which Pop TV's bank accounts are assigned by way of security to the Finance Parties.

(d)	The assignment agreement entered into by Kanal A in favour of the Finance Parties and pursuant to which Kanal A's bank accounts are assigned by way of security to the Finance Parties.

(e)
The fiduciary assignment agreement entered into by the Borrower in favour of the finance parties relating to the right, title and interest of all present and future intra-group indebtedness of the Material Companies and the Guarantor to the Borrower.

(f)
The fiduciary assignment agreement entered into by Pop TV in favour of the Finance Parties relating to the right, title and interest of all present and future intra-group indebtedness of Kanal A, the Borrower and the Guarantor to Pop TV.

(g)
The fiduciary assignment agreement entered into by Kanal A in favour of the Finance Parties relating to the right, title and interest of all present and future intra-group indebtedness of Pop TV, the Borrower and the Guarantor to Kanal A.

4.2	Any notices or documents required to be given or executed under the terms of the Security Documents.

5.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of the Borrower and CME Ltd.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)
A group structure chart of the Group describing legal ownership of each member of the Group and a certification by the Borrower that the information contained therein is correct and complete as at a date no earlier than the date of this Agreement.

(f)	The Business Plan approved by the Borrower.

(g)	Copies of the insurance policies of the Borrower and its Subsidiaries.

(h)
The legal due diligence report in a form acceptable to the Agent dated 25 April 2005 prepared by Wolf Theiss relating to the Group and addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

(i)
Evidence that the Existing Facility will be repaid in full from the proceeds of the first Utilisation hereunder and evidence that all security granted in relation to the Existing Facility will be released immediately following such repayment of the Existing Facility.

(j)
Evidence of the unconditional positive advice of each relevant works council which has jurisdiction over the transactions entered into by CME Media Enterprises B.V. as contemplated by this Agreement and any other Finance Document or confirmation by CME Media Enterprises B.V. that there is no (central) works council ((centrale) ondernemingsraad) with jurisdiction over the transactions as envisaged by this Agreement and the other Finance Documents.

SCHEDULE 3

Requests

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

[Borrower] - [             ] Facility Agreement
dated [             ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	☐ (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	EUR
Amount:	☐ or, if less, the Available Facility
Interest Period:	☐

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

SCHEDULE 4

Mandatory Cost formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

[	E x 0.01	Per cent. Per annum. ]
300

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above.

9.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:	☐ as Agent and ☐ as Security Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Borrower] - [             ] Facility Agreement
dated [             ] (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)
a bank or any similar financial institution (as defined for the purpose of Article 11 para 3. (iii) of the Convention between the Government of the Republic of Slovenia and the Government of the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income) making an advance under a Finance Document, and

(ii)
a Slovenian resident which according to Article 68 para 2 pt. 3 of The Corporate Tax Law ((Zakon o davku od dohodkov pravnih oseb), as published in the Official Gazette of the Republic of Slovenia, No. 40/2004, 139/04, as amended) informed the Borrower of its tax number.]

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Security Agent and the Transfer Date is confirmed as [             ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

Form of Compliance Certificate

To:	☐ as Agent

From:	[Borrower]

Dated:

Dear Sirs

[Borrower] - [             ] Facility Agreement

dated [             ] (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate Letter unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants]

3.	[We confirm that no Default is continuing.] ¬

Signed: …............	…............
Director	Director
Of	of
[Borrower/Guarantor]	[Borrower/Guarantor]

…..................

¬  If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

LMA Form of Confidentiality Undertaking

[Letterhead of ING Bank N.V.]

To:	[insert name of Potential Lender]

Re:	The Facility
Borrower: Amount: Agent:

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

1.1
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2
to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

1.3	to use the Confidential Information only for the Permitted Purpose;

1.4
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

2.1
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

2.3	with the prior written consent of us and the Borrower.

3.
Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.
Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

6.1
neither we nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.
No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.
Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.
Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

10.1	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.
Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below):

"Confidential Information" means any information relating to the Borrower, the Group, and the Facility including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

"Permitted Purpose" means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................
For and on behalf of

[Agent]

To:	[Agent]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

…................................
For and on behalf of
[Potential Lender]

SCHEDULE 8

Timetables

Loans in euro
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-5 10:00 am

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-3 3.00pm

EURIBOR is fixed	Quotation Day of 11.00 a.m. Brussels time in respect of EURIBOR

"U" = date of utilisation

"U - X" = X Business Days prior to date of utilisation

SIGNATURES

THE BORROWER

PRODUKCIJA PLUS STORITVENO PODJETJE D.O.O.

By:	/s/ Marjetka Horvat, Authorised Signatory

Address:	Kranjčeva 26
1113 Ljubljana
Slovenia

Fax:	+ 386 1 589 33 08

Attention:	Finance Director

E-mail:	marjetka.horvat@pop-tv.si

THE GUARANTOR

CME MEDIA ENTERPRISES B.V.

By:	/s/ Alphons N.G. v. Spaendonck, Managing Director
/s/ Gerben van den Berg on behalf of Pan-Invest, B.V., Managing Director

Address:	c/o CME Group
Aldwych House
8th Floor, 71-91 Aldwych
London WC2B 4HN
United Kingdom

Fax:	+ 44 30 7430 5403

Attention:	General Counsel

E-mail:	Daniel.penn@cme-net.com

THE ARRANGER

ING BANK N.V.

By:	/s/ Bas Haanraadts
/s/ Danielle van den Elshout

Address:	Bijlmerplein 888
1102 MG Amsterdam

Fax:	+ 31 20 563 5505

Attention:	Bas Haanraadts / Danielle van den Elshout

E-mail:	bas.haanraadts@ingbank.com / Danielle.van.den.elshout@ingbank.com

THE AGENT

ING BANK N.V.

By:	/s/ Bas Haanraadts
/s/ Danielle van den Elshout

Address:	Bijlmerplein 888
1102 MG Amsterdam

Fax:	+ 31 20 576 8785

Attention:	Kenneth van Coblijn / Bregje Starren

E-mail:	Kenneth.van.coblijn@ingbank.com / Bregje.starren@ingbank.com

THE SECURITY AGENT

ING BANK N.V.

By:	/s/ Bas Haanraadts
/s/ Danielle van den Elshout

Address:	Bijlmerplein 888
1102 MG Amsterdam

Fax:	+ 31 20 563 5505

Attention:	Bas Haanraadts / Danielle van den Elshout

E-mail:	bas.haanraadts@ingbank.com / Danielle.van.den.elshout@ingbank.com

THE LENDERS

ING BANK N.V.

By:	/s/ Bas Haanraadts
/s/ Danielle van den Elshout

Address:	Bijlmerplein 888
1102 MG Amsterdam

Fax:	+ 31 20 563 5505

Attention:	Bas Haanraadts / Danielle van den Elshout

E-mail:	bas.haanraadts@ingbank.com / Danielle.van.den.elshout@ingbank.com

NOVA LJUBLJANSKA BANKA D.D., LJUBLJANA

By:	/s/ David Benedek, Deputy Senior Director, Corporate Banking Central Slovenia I

Address:	Trg republike 2,
Šmartinska 130,
1520 Ljubljana
Slovenia

Fax:	+386 1 25 22 461

Attention:	Tomaz Jezerc / Mateja Remec

E-mail:	tomaz.jezerc@nlb.si

BANK AUSTRIA CREDITANSTALT D.D. LJUBLJANA

By:	/s/ dr. France Arhar
/s/ mag. Stefan Vavti

Address:	Šmartinska 140
SI - 1000 Ljubljana

Fax:	+386 1 5876 655

Attention:	Damijan Dolinar / Urska Kolar Stuklek

E-mail:	damijan.dolinar@si.bacai.com / urska.kolar-stuklek@si.bacai.com